As filed with the Securities and Exchange Commission on December 31, 2025

Registration Statement File No. 333-282983

Registration Statement File No. 333-273008

Registration Statement File No. 333-234421

Registration Statement File No. 333-218376

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-282983

FORM S-8 REGISTRATION STATEMENT NO. 333-273008

FORM S-8 REGISTRATION STATEMENT NO. 333-234421

FORM S-8 REGISTRATION STATEMENT NO. 333-218376

UNDER

THE SECURITIES ACT OF 1933

WideOpenWest, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38101	46-0552948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 1000

Englewood, CO 80111

(Address of Principal Executive Offices, including Zip Code)

(720) 479-3500

(Registrant’s telephone number, including area code)

WideOpenWest, Inc. 2017 Omnibus Incentive Plan

(Full Title of the Plan)

John Rego

Chief Financial Officer

7887 East Belleview Avenue, Suite 1000

Englewood, CO 80111

(720) 479-3500

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Christopher May Gabriel Silva Ana Sanchez Simpson Thacher and Bartlett LLP 425 Lexington Avenue New York, NY 10017 212-455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 related to the following Registration Statements on Form S-8 (the “Registration Statements”), originally filed with the Securities and Exchange Commission (the “Commission”) by WideOpenWest, Inc., a Delaware corporation (the “Registrant”), is being filed to withdraw and remove from registration the shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) that had been registered, but remain unsold, under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

1.	Registration Statement on Form S-8 (File No.333-282983), originally filed with the Commission on November 4, 2024, registering 2,500,000 shares of Common Stock reserved for issuance pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan.
2.	Registration Statement on Form S-8 (File No.333- 273008), originally filed with the Commission on June 29, 2023, registering 3,850,000 shares of Common Stock reserved for issuance pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan.
3.	Registration Statement on Form S-8 (File No.333- 234421), originally filed with the Commission on November 1, 2019, registering 5,719,074 shares of Common Stock reserved for issuance pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan.
4.	Registration Statement on Form S-8 (File No.333- 218376), originally filed with the Commission on May 31, 2017, registering 6,355,054 shares of Common Stock reserved for issuance pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan.

On December 31, 2025, pursuant to that certain Agreement and Plan of Merger, dated as of August 11, 2025 by and among the Registrant, Bandit Parent, LP, a Delaware limited partnership (“Parent”) and Bandit Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as an indirect wholly owned subsidiary of Parent.

As a result of the consummation of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on August 11, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 31, 2025.

WIDEOPENWEST, INC.

/s/ Aaron Brace
Name:	Aaron Brace
Title:	President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.